UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2012

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32497	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 22, 2011, Dune Energy, Inc. (the “Company”) completed its out-of-court restructuring, which included the consummation of the purchase of $297,012,000 aggregate principal amount, or approximately 99%, of the Company’s 10 1/2% Senior Secured Notes due 2012 (the “Old Notes”) in exchange for shares of the Company’s newly issued common stock, shares of a new series of preferred stock that mandatorily converted into common stock and approximately $50 million aggregate principal amount of newly issued Floating Rate Senior Secured Notes due 2016 (collectively, the “exchange offer”). In connection with the issuance of the common stock in the exchange offer, the Company entered into a Registration Rights Agreement, dated January 10, 2012 (the “Agreement”), with certain holders of the Old Notes. Under the Agreement, the Company agreed to use its commercially reasonable efforts to file with the United States Securities and Exchange Commission and to cause to become effective a registration statement relating to an offer to issue common stock having terms substantially identical to the common stock received by such holders of the Old Notes through the exchange offer. The Company also agreed to use its commercially reasonable efforts to keep the shelf registration statement effective until the earliest to occur of (i) the disposition of all shares of registrable securities registered under the shelf registration statement in accordance with such registration statement or the cessation of all such shares to be outstanding or (ii) the availability under Rule 144 of the Securities Act of 1933, as amended, for each holder of registrable securities to immediately freely resell without restriction all registrable securities held by such holder and covered by the shelf registration statement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 4.1 to this Current Report and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Name of Document

4.1	Registration Rights Agreement, dated January 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: January 13, 2012	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Name of Document

4.1	Registration Rights Agreement, dated January 10, 2012.